Exhibit 10.1

AMENDED TERMS OF EMPLOYMENT AGREEMENT

This Amended Terms of Employment Agreement (the “Agreement”) is made as of this 17th day of April 2015 and is effective as of March 16, 2015 (the “Effective Date”), by and between Ruth’s Hospitality Group, Inc. (the “Company”) and Peter J. Beaudrault (“Employee” and, together with the Company, the “Parties”).

WHEREAS, Employee has been employed by the Company under the terms set forth in the Terms of Employment / Letter of Understanding and Salary Continuation Agreement, dated as of March 14, 2012 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire to enter into this Agreement in order to terminate certain provisions of the Employment Agreement and set forth the definitive rights and obligations of the Parties.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Acknowledgment of Separation. The Parties hereby acknowledge and agree that Sections 1 through 7 of the Employment Agreement will terminate effective as of the Effective Date. Each of the other provisions of the Employment Agreement shall survive the effectiveness of this Agreement and will remain in full force and effect after the Effective Date in accordance with its terms.

2. Employment. The Company shall employ Employee on an “at-will” basis effective as of the Effective Date at a salary and on terms to be mutually agreed upon between the Company and Employee. For the avoidance of doubt, Employee’s employment may be terminated by Employee or the Company at any time, with or without cause or advance notice.

3. Benefits.

(a) During the term of Employee’s employment, Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements except to the extent such plans are duplicative of the benefits otherwise provided to Employee under this Agreement. Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) If Employee’s employment is terminated for any reason prior to the first anniversary of the Effective Date, subject to (A) Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) Employee’s continued copayment of premiums at the same level and cost to Employee as if Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C)

Employee’s continued compliance with any restrictive covenant agreements between Employee and the Company, Employee shall be entitled to continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee until the first anniversary of the Effective Date at the Company’s expense, provided that Employee is eligible and remains eligible for COBRA coverage.

4. Vesting. Any restricted stock grants previously made to Employee shall continue to vest in accordance with the terms and conditions thereof until the later of (a) the first anniversary of the Effective Date and (b) the date on which Employee’s employment is terminated for any reason.

5. Additional One-Time Payments.

(c) Additional One-Time Payments. The Company shall pay to Employee an aggregate amount equal to $285,800 in full cancellation of any obligation that the Company may have pursuant to Section 7 of the Employment Agreement in a lump sum as soon as reasonably practicable after the date hereof through the Company’s regular payroll process. For the avoidance of doubt, the Parties hereby agree that the Company shall not have any obligation to Employee pursuant to Section 7 of the Employment Agreement upon any future termination of Employee’s employment or resignation by Employee, whether for any reason or for no reason.

(d) Tax Withholding. The Company shall be entitled to withhold any amounts required to be withheld in respect of federal, state or local taxes in connection with payments made to Employee hereunder or in connection with the vesting of restricted stock contemplated by Section 7 hereof. Employee agrees and acknowledges that the Company makes no representations with respect to any tax consequences regarding any payments hereunder and, by entering into this Agreement, Employee agrees to accept any tax consequences related thereto.

6. Covenants. The provisions of Section 8 through Section 14 of the Employment Agreement are hereby incorporated into this Agreement, and shall survive the execution of this Agreement without waiver or amendment.

7. Remedies. The Parties hereby acknowledge and affirm that in the event of any breach by Employee or the Company of any of the covenants, agreements, and obligations hereunder, monetary damages would be inadequate to compensate the Parties. Accordingly, in addition to other remedies which may be available to the Parties hereunder or otherwise at law or in equity, the Parties shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision hereof be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

8. Complete Agreement; Inconsistencies. This Agreement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and, except as expressly set forth herein, supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto.

9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

10. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have executed this Amended Terms of Employment Agreement effective as of the date first set forth above.

By:	/s/ Peter J. Beaudrault
Peter J. Beaudrault

RUTH’S HOSPITALITY GROUP, INC.

By:	/s/ Arne Haak
By: Arne Haak